Exhibit 10.19

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated effective as of September 1, 2008 (the “Effective Date”), by and among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and Dean J. Glover (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in Section 1 of this Agreement.

WHEREAS, the Company and the Executive desire to enter into an agreement regarding the employment by the Company of the Executive effective as of the Effective Date; and

WHEREAS, the Executive is entrusted with knowledge of the particular business methods of the Company and its Subsidiaries and is trained and instructed in the particular operation methods of the Company and its Subsidiaries, and the relationship between the Company and the Executive is one in which the Company places special trust and confidence in the Executive.

NOW, THEREFORE, in consideration of employment and in further consideration of these mutual covenants and agreements, the parties hereto, each intending to be bound, covenant and agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“Additional Employment Term” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include, without limitation, any member of such individual’s Family Group.

“Base Salary” has the meaning set forth in Section 2(c)(i) of this Agreement.

“Benefits” has the meaning set forth in Section 2(c)(ii) of this Agreement.

“Board” means the Company’s Board of Directors.

“Bonus” means awards under the Management Incentive Plan.

“Bonus Year” means an annual bonus period under the Management Incentive Plan.

“Businesses” has the meaning set forth in Section 5(a) of this Agreement.

“Cause” means the occurrence of any one of the following as determined by the Board: (i) a material breach of the Executive’s covenants under Section 4 or Section 5 of this Agreement; (ii) the commission by the Executive of a felony, or any crime involving theft, dishonesty or moral turpitude; (iii) the commission by the Executive of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or any Affiliate of the Company; (iv) the Executive’s disregard of the directives of the Board; (v) the Executive’s drunkenness or use of drugs which interferes with the performance of the Executive’s duties under this Agreement, which drunkenness or use of drugs continues after receipt of notice to the Executive from the Company of his violation of this provision; or (vi) any attempt by the Executive to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

“Confidential Information” has the meaning set forth in Section 4(a)(i) of this Agreement.

“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Employment Period” has the meaning set forth in Section 2(d)(ii) of this Agreement.

“Employment Term” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Family Group” means, with respect to any Person who is an individual: (i) such Person’s spouse, former spouse and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”) or (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives.

“Geographical Area” has the meaning set forth in Section 5(a) of this Agreement.

“Good Reason” for resignation by the Executive means his resignation because of: (i) a material reduction in the annual base salary of the Executive, a material reduction in the employee benefits granted to the Executive, or a material reduction in the Executive’s percentage participation in the Management Incentive Plan or a material reduction in the Executive’s percentage participation in any New MIP from the percentage previously awarded to the Executive if and when a New MIP is approved and adopted, (ii) a material modification to the Management Incentive Plan, which modification materially and adversely affects the determination of the Executive’s bonus for any calendar year for which such Management Incentive Plan is applicable, unless such modification is generally applicable to all participants in the Management Incentive Plan and such modification has been approved by (x) if the Board has less than three Management Board Members, then all such Management Board Members or (y) if the Board has three or more Management Board Members, then any two of such Management Board Members, (iii) a requirement that the Executive be based at any office or location more than 50 miles from Tulsa, Oklahoma, or (iv) a removal of the Executive as Senior Vice President and President of the Products Division of the Company by action of the Board without Cause, in each case, other than with the consent of the Executive.

“Initial Employment Period” has the meaning set forth in Section 2(d)(i) of this Agreement.

“Management Board Member” means any member of the Board who is also a full-time employee of the Company or any of its Subsidiaries.

“Management Incentive Plan” or “MIP” means the Company’s 2008 Management Incentive Plan for the 2008 calendar year and thereafter until a New MIP is approved and adopted.

“New MIP” means the Company’s Incentive Compensation Program or Plan approved and adopted by the Board to be effective for any calendar year after 2008.

“Noncompete Period” has the meaning set forth in Section 5(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Termination Period” has the meaning set forth in Section 5(a) of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, limited liability company, association or other business entity.

“Termination Date” means the date of the Executive’s separation of service from the Company or any of its Subsidiaries for reasons other than death, as determined under Section 409A of the Code and applicable guidance thereunder; provided, however, that in the event such determination cannot be made under such Section 409A and/or guidance, “Termination Date” shall mean the date that the Executive ceases to be employed by the Company or any of its Subsidiaries for any reason other than death.

“Work Product” has the meaning set forth in Section 3 of this Agreement.

2. Employment.

(a) Employment. The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period (as herein defined).

(b) Positions and Duties.

(i) Commencing on the date hereof and continuing during the Employment Period, the Executive shall serve as an employee and the Senior Vice President and President of the Products Division of the Company under the supervision and direction of the Board and shall have the normal duties, responsibilities and authority of Senior Vice President and President of the Products Division of a corporation and such other duties as shall be assigned to the Executive by the Board from time to time.

(ii) The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Disability) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The foregoing shall not preclude the Executive from devoting reasonable time to civic and charitable affairs and with the consent of the Board serving on a maximum of one board of a for-profit entity other than the Board or the board of directors of any Subsidiary of the Company, provided that such activity does not interfere in any material respect with the performance of his duties hereunder. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its Subsidiaries and their employees, directors and officers.

(c) Base Salary and Benefits.

(i) Base Salary. During the Employment Period, the Executive’s base salary shall be in an amount set by the Board, but under no circumstances will be less than $306,000 per annum, effective January 1, 2009 (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. On an annual basis, the Board shall review and determine the appropriateness of an increase in the Base Salary as in effect as of the date of such review.

(ii) Benefits. During the Employment Period, in addition to the Base Salary payable to the Executive pursuant to Section 2(c)(i) hereof, the Executive shall be entitled to participate in the following employee benefit programs, plans and policies (collectively, the “Benefits”):

(A) The employee benefit programs (including, but not limited to, option plans and benefit programs which provide group pension, life and health insurance and other medical benefits) that the Company, with the approval of the Board, now or hereafter makes available generally to its management as well as the employee benefits listed on Exhibit A hereto; provided that any awards under any option plans shall be set by the Board, in its sole discretion;

(B) Subject to its restrictions and conditions, including performance thresholds and metrics as set by the Board, the Management Incentive Plan with any awards thereunder to be set by the Board at a level of no less than a target bonus of 65% of salary (the actual bonus may range from 32.5% to 130% depending on performance), it being understood and agreed that if the New MIP is not in place during any calendar year, the Executive will have substantially the same bonus opportunities as existed under the Management Incentive Plan during the prior calendar year; and

(C) The Company’s Club Membership Policy (which, subject to certain limitations, provides for payment of an initiation fee and monthly fees).

(iii) Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses subject to the Company’s receipt of supporting documentation in accordance with the Company’s customary reporting and documentation provisions.

(d) Term.

(i) This Agreement is an employment contract for a term of two (2) years beginning as of the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term, and at the end of each Additional Employment Term (as herein defined), unless the Company (with the approval of the Board) has provided the Executive with at least sixty (60) days advance written notice, so long as the Executive continues to be employed by the Company, this employment contract shall automatically renew for a term of one (1) year (each such additional term, an “Additional Employment Term”). The Initial Employment Term and each Additional Employment Term shall be referred to herein as an “Employment Term.” Notwithstanding the foregoing, each Employment Term is subject to early termination (x) by reason of the Executive’s death or Disability, (y) by resolution of the Board with or without Cause, or (z) upon the Executive’s voluntary resignation with or without Good Reason. For all purposes under this Agreement, a delivery of a notice by the Company to the Executive pursuant to this Section 2(d)(i) to avoid an Additional Employment Term shall be treated as if an Employment Term has been terminated early by resolution of the Board without Cause.

(ii) The period of the Initial Employment Term together with each Additional Employment Term, if any, shall be referred to herein as the “Employment Period.” Notwithstanding any termination of the Executive’s employment by the Company, this Agreement shall remain a valid and enforceable contract between the parties, including without limitation Sections 3, 4 and 5 hereof.

(e) Employment Termination.

(i) If any Employment Term is terminated early by resolution of the Board with Cause or by reason of the Executive’s voluntary resignation without Good Reason, then the Executive shall be entitled to receive only all previously earned and accrued but unpaid Base Salary and vacation time up to the Termination Date (and not any accrued but unpaid Bonus as of the Termination Date).

(ii) If any Employment Term is terminated early by reason of the Executive’s death or Disability, then the Executive shall be entitled to receive only (x) all previously earned and accrued but unpaid Base Salary and vacation time up to the Termination Date or date of death, (y) a portion of the Bonus earned by the Executive during the Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the Termination Date or date of death as compared to the number of days in such Bonus Year, which payment will be made on or before March 15th of the year after such Bonus Year and (z) any Bonus earned by the Executive during any Bonus Year which ended prior to the Termination Date or date of death and which has not been paid as of such date, which payment will be made on or before March 15th of the year after such Bonus Year.

(iii) If any Employment Term is terminated early by reason of the Executive’s voluntary resignation with Good Reason or by resolution of the Board without Cause, then, subject to the second and third sentences of Section 2(e)(iv), the Executive shall be entitled to receive only the following: (v) all previously earned and accrued but unpaid Base Salary and vacation time up to the Termination Date, (w) any Bonus earned by the Executive during any Bonus Year which ended prior to the Termination Date and which has not been paid as of such date, (x) his Base Salary and an amount equal to the Company’s estimate of the cost of the Benefits marked on Exhibit A with an “#” (which estimate shall be based on the amounts incurred by the Company in connection with the provision of such Benefits) for the twelve month period beginning on the Termination Date with respect to which the Executive takes all actions required to continue such Benefits; provided, however, that such twelve-month period shall be extended until the date on which the Initial Employment Term would have ended if more than twelve months remained in the Initial Employment Term on the Termination Date; provided, further, that in lieu of providing such benefits, the Company may elect to pay the Executive the cost of premiums for such benefits, (y) an amount equal to the cost of the Benefits referred to in Section 2(c)(ii)(C) hereof for the three month period beginning on the Termination Date, and (z) the amount of any target Bonus which would have been earned by the Executive during the Bonus Year in which such termination occurs determined on a pro rated basis based on the number of days of the applicable Bonus Year prior to the Termination Date as compared to the number of days in such Bonus Year. The compensation payable pursuant to this Section 2(e)(iii) shall be paid within 60 days after the Termination Date. In addition, any equity interests held by Executive under a stock or similar plan of the Company shall vest on the Termination Date.

(iv) Notwithstanding the payments or benefits set forth in Sections 2(e)(ii) and 2(e)(iii), the period for which the Executive is entitled to health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin to run on the Termination Date and shall not be extended on account of payments made or reimbursed by the Company pursuant hereto. As a condition to receiving any payments pursuant to clauses (w) through (z) of Section 2(e)(iii), the Executive shall execute and deliver to the Company a general release (with ancillary covenants not to sue and other similar standard provisions) of the Company and its Affiliates and their respective officers, directors and employees from all claims of any kind whatsoever arising out of the Executive’s employment or termination thereof (including without limitation, civil rights claims), in such form as reasonably requested by the Company; provided, however, that the release will not affect any contractual rights the Executive may otherwise have under any stock option plans of the Company or option agreements thereunder; and provided further that the release shall not apply to any rights to which the Executive is entitled in accordance with plan provisions under any employee benefit plan or fringe benefit plan or program of the Company and its Affiliates. In the event the Executive does not execute and deliver such release to the Company before payment is required to be made pursuant to such clauses, the Executive shall forfeit his right to receive any payments pursuant to such clauses.

(v) Except as expressly provided in this Section 2(e), the Executive hereby agrees that upon and after the Termination Date, no severance compensation of any kind, nature or amount (including by operation of law) shall be payable by the Company or any of its Subsidiaries or Affiliates to the Executive and the Executive hereby irrevocably waives any claim for severance compensation of any kind, nature or amount (including by operation of law).

(vi) Except as expressly provided in this Section 2(e), upon the Termination Date, except as required by law, all of the Executive’s rights to Benefits hereunder (if any) shall cease.

(vii) Subject to restrictive covenants contained in Section 5 hereof, the Executive may obtain other engagements or employment after the Termination Date, and any compensation received or receivable by the Executive shall not reduce any amounts which the Company is required to pay to the Executive pursuant to this Agreement.

3. Work Product. The Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by the Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries (“Work Product”) shall be the sole and exclusive property of the Company or any such Subsidiary. The Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4. Confidential Information.

(a) The Executive acknowledges:

(i) That the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by his while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any such Subsidiary (including without limitation the Company’s and its Subsidiaries’ technology, methods of doing business and supplier and customer information) (collectively, “Confidential Information”) are highly confidential and uniquely valuable to the Company and its Subsidiaries;

(ii) That such Confidential Information is and shall continue to be the property of the Company or any such Subsidiary;

(iii) That the Company and each of its Subsidiaries has a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

(iv) That the continued success of the Company and its Subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of the Company and its Subsidiaries; and

(v) That the Company and its Subsidiaries will be irreparably harmed by disclosure of any Confidential Information.

(b) Therefore, the Executive agrees:

(i) That, during his employment and for all times thereafter, except as required by law or court order, he shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act;

(ii) To use his best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

(iii) That upon the Termination Date or at any other time the Company may request, for whatever reason, the Executive shall deliver (and in the event of the Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company and its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which he may then possess or have under his control. If the Company requests, the Executive (or his representative) agrees to provide written confirmation that the Executive has returned all such materials to the Company or one of its Subsidiaries; and

(iv) That upon the Termination Date or at any other time the Company may request, for whatever reason, the Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or any of its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which the Executive may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

5. Noncompete, Nonsolicitation.

(a) The Executive agrees that, during the time he is employed by the Company or any of its Subsidiaries and during any applicable Post-Termination Period (as herein defined) (the “Noncompete Period”), he shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of the Company or any of its Subsidiaries as such businesses (the “Businesses”) exist during the Executive’s employment by the Company, within the United States or any other geographical area in which the Company or any of its Subsidiaries engages or plans to engage in the Businesses (the “Geographical Area”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. For purposes of this Section 5, “Post-Termination Period” means the twelve (12) month period beginning on the Termination Date.

(b) During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or any of its Subsidiaries, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the Executive’s employment period, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any of its Subsidiaries.

(c) The Executive agrees that: (i) the covenants set forth in this Section 5 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 5, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

6. Indemnification. Executive shall be entitled to indemnification by the Company pursuant to and in accordance with the Company’s Amended and Restated Bylaws.

7. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: Chief Executive Officer

Facsimile No.: (918) 488-8389

To the Executive:

to Executive’s last address or facsimile

number on the records of the Company

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such notice, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

8. Miscellaneous.

(a) Warranty by the Executive. The Executive represents and warrants to the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or any of its Subsidiaries or the services to be rendered by the Executive under this Agreement.

(b) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(c) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the Executive, the Company and/or any of its Subsidiaries and supersedes and preempts any prior understandings, agreements or representations by or among such parties, written or oral, which may have related to the subject matter hereof in any way. Except as specifically set forth herein, this Agreement does not supersede any agreements evidencing the grant of restricted stock, restricted stock units or long-term incentives to the Executive under the Company’s 2008 Management Incentive Plan or any future equity plan of the Company.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns, Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, heirs and assigns.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

(g) Remedies. The Company and the Executive will be entitled to enforce its or his respective rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that the Company will suffer irreparable harm and money damages may not be an adequate remedy for any breach of the provisions of this Agreement by the Executive and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and the Executive.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 31st day of December, 2008, effective as of the Effective Date.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ John M. Matheson
Name:	John M. Matheson
Title:	President and Chief Executive Officer

/s/ Dean J. Glover Dean J. Glover

Exhibit A

Benefits Schedule

Dean J. Glover

#	Medical Insurance
#	Dental Insurance

Long Term Disability

Salary Continuation*

#	Life Insurance

Accidental Death & Dismemberment

#	Travel Accident Insurance

9 Paid Holidays Per Year

4 Weeks Paid Vacation Per Year

Profit Sharing Plan

401(k) Plan

Flexible Benefit Plan

Preparation of Annual Taxes

*	If disabled, the Company would pay the difference between his regular salary and the benefit Short Term Disability would pay for up to six months